SECURITIES AND EXCHANGE COMMISSION

==================================
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
==================================

TRIP TECH, INC.
(Exact Name of Small Business Issuer in its Charter)

TEXAS	4700	20-5933927
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

12841 Jones Road, Suite 208
Houston, Texas 77070
Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Gene Thompson
12841 Jones Road, Suite 208
Houston, Texas 77070
Telephone No.: 614-306-2938

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	2,190,000	$.025	$54,750	$1.68

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.025 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 14, 2007

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

TRIP TECH, INC.
2,190,000 SHARES OF
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange and have no voting rights. The 2,190,000 shares of our common stock can be sold by selling security holders at a fixed price of $.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFIORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: May 14, 2007

ABOUT OUR COMPANY

Trip Tech was incorporated in Texas on November 17, 2006 to enter the online travel industry and establish a large scale, full service, on line travel company. Our core business is planned to provide leisure travel products to other travel agencies, the public, and to corporate travelers via our branded travel website and to-be-acquired ARC-travel agency (Airline Reporting Corporation - oversees the tracking and payment from travel agency to airline, originally created by the airlines to distribute their products) operation. Gene Thompson, our founding principal and sole officer and director, has an operational background in the hospitality industry, and he has done extensive research on the travel industry and gained working knowledge in travel agency operations in the year prior to our incorporation.

We are a development stage internet-based travel agency, and we anticipate that our development period is planned to be executed in three stages. We are currently in our initial stage where we plan to install a functional “branded” travel website with the product and booking engine provided by a major consolidator.

Contingent on the successful completion of our initial development stage I and a proposed capital raise to finance our next development stage, in stage II, we plan to aggressively expand our operation and business by acquiring an ARC-based travel agency, adding a travel-experienced management team with existing relationships with global travel providers, and upgrading our technology platform geared to aggregating and distributing travel products on a large scale basis. In our final development stage, we plan to concentrate our resources on creating and expanding strategic relationships with travel suppliers to offer our own branded products, as well as our own travel website solution to other agencies.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.025was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (November 17, 2006) through February 28, 2007 are derived from our audited financial statements.

From Inception- November 17, 2006 through February 28, 2007
STATEMENT OF OPERATIONS

Revenues	0
Net Loss	18,822
Total Operating Expenses	18,822
Accumulated Deficit	18,822

As of February 28, 2007
BALANCE SHEET DATA

Cash	76,428
Total Assets	76,428
Total Liabilities	500
Stockholders’ Equity	75,928

WHERE YOU CAN FIND US

Our corporate offices are located at 12841 Jones Road, Suite 208 Houston, Texas 77070. Our telephone number is at 614-306-2938.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Texas on November 17, 2006. We have no significant assets, limited financial resources and no revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. We will need a minimum of $30,250 to continue operations over the next twelve months, which we currently have in our cash reserve. However, we anticipate requiring additional funds in order to significantly expand our operations and execute the second and third stages of our business plan, as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF GENE THOMPSON, OUR SOLE OFFICER AND DIRECTOR. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Gene Thompson, our sole officer and director. We currently do not have an employment agreement with Mr. Thompson. The loss of his services could have a material adverse effect on our business, financial condition or results of operation.

OUR REVENUES AND EARNINGS ARE ESPECIALLY SENSITIVE TO GLOBAL EVENTS THAT ARE OUT OF OUR CONTROL.

Our results of operations are dependent upon factors generally affecting the travel industry. Our revenues and earnings are especially sensitive to events that affect domestic and international air travel, cruises, tours, and vacations. A number of factors could result in an overall decline in demand for travel, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances, excessive inflation, a general weakening in economic activity and reduced employment in the U.S. These types of events could have a material adverse effect on our business, financial condition and results of operations.

THE DOMESTIC AND INTERNATIONAL LEISURE TRAVEL INDUSTRY IS SEASONAL AND SUBJECT TO QUARTERLY FLUCTUATIONS CAUSED PRIMARILY BY THE SEASONAL VARIATIONS IN THE TRAVEL INDUSTRY WHICH COULD HAVE A NEGATIVE EFFECT ON OUR QUARTERLY RESULTS OF OPERATIONS.

The domestic and international leisure travel industry is seasonal. Our results may be subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry. It is anticipated that net revenues and net income will generally be higher in the first and second quarters. Our quarterly results of operations may also be subject to fluctuations as a result of changes in the mix of services we offer as a result of internal growth rates, fare wars by travel providers, changes in relationships with certain travel providers, the timing of the payment of commissions by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the common stock, which in turn could limit our ability to expand.

THE TRAVEL SERVICE INDUSTRY IS EXTREMELY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY.

The travel service industry is extremely competitive and has low barriers to entry. We compete with other distributors of travel services, travel providers, travel agents, tour operators and central reservation service providers, some of which have greater experience, brand name recognition and/or financial resources than we do. Other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by us. Furthermore, some travel agents have a strong presence in their geographic area which may make it difficult for us to attract customers in those areas.

GENE THOMPSON’S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE PRICE OF OUR COMMON STOCK.

Gene Thompson beneficially owns approximately 78.5% of common stock. Accordingly, for as long as Mr. Thompson continues to own more than 78.5% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND HIRE KEY PERSONNEL. OUR INABILITY TO HIRE QUALIFIED INDIVIDUALS WILL NEGATIVELY AFFECT OUR BUSINESS, AND WE WILL NOT BE ABLE TO IMPLEMENT OR EXPAND OUR BUSINESS PLAN.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled, travel-experienced sales, operations, and marketing professionals. We need to attract qualified management with substantial experience in order to grow our business and provide our services to our potential clients. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.025 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in December 2006 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 2,190,000 shares of our common stock held by 56 shareholders of our common stock which sold in our Regulation D Rule 506 offering completed in December 2006.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 11, 2007 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Jesse Beaty	40,000	40,000	0	0
Carly Bernhardt	40,000	40,000	0	0
Faye Boyce	40,000	40,000	0	0
Allison Brigance	40,000	40,000	0	0
Calynn Brigance	40,000	40,000	0	0
Peter Brunson	40,000	40,000	0	0
Rosemary Brunson	40,000	40,000	0	0
Amanda Certain	40,000	40,000	0	0
Robert W. Christian, Sr.	40,000	40,000	0	0
Robert Christian, Jr.	40,000	40,000	0	0
Terry L Clark	40,000	40,000	0	0
Robert R. Cook	40,000	40,000	0	0
Robert Alexander Dow	40,000	40,000	0	0
Sarah Esselborn	40,000	40,000	0	0

Laura Lee Etheridge	40,000	40,000	0	0
Alan R Filson	40,000	40,000	0	0
Erin Filson	40,000	40,000	0	0
Phyllis A. Fonseca	40,000	40,000	0	0
Mark Ford	40,000	40,000	0	0
Christopher Nolan Francis	40,000	40,000	0	0
Connie Gonzales	40,000	40,000	0	0
Jerome E Gonzales	40,000	40,000	0	0
David Lane Gregory	40,000	40,000	0	0
Glenda Louise Brigance	40,000	40,000	0	0
Randy Greiner	40,000	40,000	0	0
Jack Harris	40,000	40,000	0	0
Charles C Hunsinger	40,000	40,000	0	0
Drew Johnson	40,000	40,000	0	0
Jillaina D Kennedy	30,000	30,000	0	0
Matthew Marek	40,000	40,000	0	0
Tanya Marek	40,000	40,000	0	0
Donald C May	40,000	40,000	0	0
Jodie Morris	40,000	40,000	0	0
Justin Morris	40,000	40,000	0	0
Holly Morrison	40,000	40,000	0	0
Mary Francis Moss	40,000	40,000	0	0
Sarah Ann Philips	40,000	40,000	0	0
Colliny Pippin	40,000	40,000	0	0
Stephanie J Poynter	40,000	40,000	0	0
Colin Pscheidt	40,000	40,000	0	0
Maria Raggio	20,000	20,000	0	0
Paul N Rice	40,000	40,000	0	0
George Saab, Jr.	40,000	40,000	0	0
Michael Sanford	40,000	40,000	0	0
Erica Schultz	40,000	40,000	0	0
Doreen Sere	40,000	40,000	0	0
Jim Sere	40,000	40,000	0	0
Anabella Smith	20,000	20,000	0	0
Stacey Talan	40,000	40,000	0	0
Glenn Verret	40,000	40,000	0	0
Casie Waddell	40,000	40,000	0	0
Jessica Walsh	40,000	40,000	0	0
David E Williams	40,000	40,000	0	0
CRG Assets (1)	40,000	40,000	0	0
BGLass (2)	40,000	40,000	0	0
Champions Financial (3)	40,000	40,000	0	0

(1)Brad Creger is the principal of CRG Assets and has investment control of it shares of our common stock.
(2) Robert Christian, Jr. is the principal of BGLass and has investment control of it shares of our common stock.
(3) Robert Christian, Sr. is the principal of Champions Financial and has investment control of its shares of our common stock.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	Has had a material relationship with us other than as a shareholder at
Any time within the past three years; or
-	Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	Are broker-dealers or affiliated with broker-dealers.

Mr. Thompson is personally acquainted with all of our shareholders, and solicited their investment in the 506 private placement. Mr. Thompson did not use any finders or brokers in the solicitation of the investors and did not pay any fees or commissions.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $.025 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,

o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

Notwithstanding anything set forth herein, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age as of May 11, 2007 is as follows:

NAME	AGE	POSITION

Gene Thompson	58	President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

GENE THOMPSON.   Gene Thompson has been our President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors since inception. Mr. Thompson is a senior-level financial/administrative professional with extensive experience with privately and publicly help companies in the transportation and hospitality industries. Since 2006 Mr. Thompson has been performing consulting services for investment-related clients, performing services such as business plans, new venture start ups, capital placement, turnaround projects, and SEC reporting. In 2000, Mr. Thompson was appointed Vice President and Chief Financial Officer of Gasel Transportation where he led such company out of judicial reorganization. He was appointed President of Gasel to rebuild its operations and recapitalize it under a proposed acquisition/recapitalization by a larger logistics company.

From 1988 to 1999, Mr. Thompson served in executive positions in the hospitality industry, for top-industry companies, including Treasurer for the largest U. S. camp-resort and full service recreational land developer, National American Corporation (privately held) and its sister company, Thousand Trails (publicly held), Managing Director for a boutique, merchant banking firm, Lantana Capital Corporation, specializing in the acquisition of resort-related contracts receivable and the management of resort properties for third party owners, and General Manager for a northwest Arkansas residential resort community, Holiday Island, where he oversaw all fiscal and operational functions of its five thousand acre facility.

Mr. Thompson received an MBA from the University of Arkansas in 1978.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of May 11, 2007 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Gene Thompson 12841 Jones Road, Suite 208 Houston, Texas 77070	8,000,000	78.5%

Common Stock	All executive officers and directors as a group	8,000,000	78.5%

(1)	The percent of class is based on 10,190,000 shares of our common stock issued and outstanding as of May 11, 2007.

DESCRIPTION OF SECURITIES

General

Our original articles of incorporation authorized 100,000,000 shares of common stock at a par value of $0.001 per share and 20,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of May 11, 2007, 10,190,000 shares of common stock are issued and outstanding and held by 57 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 20,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Malone & Bailey, P.C. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Texas Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on November 17, 2006 in Texas and 8,000,000 shares of common stock were issued to Gene Thompson for $40,000.

DESCRIPTION OF BUSINESS

Background

We were incorporated in the state of Texas on November 17, 2006 for the purpose of entering the on line travel industry and establishing a large scale, full service, on line travel company. We are a development stage internet-based travel company. Our development period is planned to be executed in three stages. We are currently in our initial stage where we plan to install a functional “branded” travel website (www.triptechfares.com) with the product and booking engine provided by a major consolidator and leading leisure travel shopping network.

Following a successful completion of Stage I and a proposed capital raise to finance Stage II, we plan to expand our operation and business by acquiring an ARC-based travel agency (Airline Reporting Corporation - oversees the tracking and payment from travel agency to airline, originally created by the airlines to distribute their products), adding a travel-experienced management team with existing relationships with global travel providers, and upgrading our technology platform geared to aggregating and distributing travel products on a large scale basis.

Following the successful completion of Stage II, and contingent on raising the required capital, in Stage III, we plan to concentrate our resources on creating and expanding strategic relationships with travel suppliers to offer our own branded products, as well as marketing our own travel website solution to other agencies.

Gene Thompson, our founding principal and sole officer and director, has an operational background in the hospitality industry, and he has done extensive research on the travel industry and has gained working knowledge in travel agency operations in the year prior to developing Trip Tech.

Strategy

We plan to seize the opportunity to develop a successful on line travel company by providing the proper technology, marketing, capital, and travel-experienced management to implement our plan. Initially, capital will be provided by our founding principals and shareholders to fund initial development and startup costs. Subsequently, funds to finance growth and working capital is planned to be provided by private or public placement offerings in the form of debt or equity.

We plan to offer a full complement of travel products to be rolled out at various stages of our development, including: international and domestic air, cars, hotels, cruises, vacation packages, tour packages, last minute deals, business / first class rates, trip insurance, and corporate travel.

The basic strategy is to make available the best products and services in a one-stop-shopping venue.
Products are planned to be available on line initially via a third party travel consolidator and a retail travel marketing system, and in subsequent steps through an internet-based travel aggregator/distribution system, and ultimately through strategic relationships with global travel suppliers.

Products and Services

Our travel suppliers will be airlines, including air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing, property management vendors and suppliers, such as hotels, resorts, vacation lodgings, car rental agencies, and tour operators.

Our target buyers will be other travel agencies and North American domestic and international travelers with a U.S.-based credit card payment form. In our initial development stage, we will focus on the leisure travel market, and in our planned later development stage we intend to pursue the corporate travel market and market our web solutions to other travel agencies.

Our core travel products will be:

•	Domestic and international air
•	Cars
•	Hotels
•	Cruises
•	Tours
•	Vacation packages

In addition to our suite of leisure and corporate travel products, we plan to roll out our own end-to-end travel website solution to other travel agencies in affiliation with our web design company in our final stage of development.

Marketing

We plan to use primarily interactive marketing media with a mix of traditional methods to be rolled out at various stages of our development and as marketing funds are made available from our planned capital raises. Marketing resources will be designed to attract customers to our site, convert potential buyers to a sale, and develop a return customer. In our first stage of development, marketing is planned to primarily be word-of-mouth to business associates, family and social acquaintances, and by email campaigns to travel agencies and the public.

Agreements/Suppliers

In order to obtain and distribute travel products, we have entered into agreements with travel suppliers, consolidators, and travel-related software providers, as described below:

•	Fare Buzz

Fare Buzz is a major travel consolidator with travel vendor affiliations which provides us access to air, hotel, and car rental travel products and services via their booking engine link to our travel website. We entered into a license agreement with Fare Buzz in January 2007. The agreement is for twelve months and renews automatically.

•	Passport Online

Passport is a leisure travel electronic network that connects travel suppliers to consumers via the websites and emails of leading travel agents and consortia. Passport’s software system “VacationPort” is a leading electronic leisure travel research, shopping, and marketing program. We entered into a subscription agreement with Passport Online in March 2007, allowing us access (via VacationPort) to cruises, vacation packages, and related travel promotional content directly from global suppliers.

•	WebQuarter Design

Webquarter is a boutique website design and e-commerce solution company. We entered into an agreement with WebQuarter in January 2007 to design and install our initial branded travel website (www.triptechfares.com) and interface with Fare Buzz VacationPort, and selected travel suppliers.
WebQuarter has the technical expertise and working knowledge of the travel industry to partner with us through all three phases of our development.

Development Stages

We are currently in the first of a three stage development period. During this initial stage, we will feature published and non-published, domestic and international air, car, and hotel fares via our original “branded” website (www.triptechfares.com) and interface with a major travel consolidator booking engine, Fare Buzz. Fare Buzz (www.farebuzz.com) is a major travel consolidator with travel vendor affiliations, and they provide their travel products and a robust booking engine exclusively to U. S. - based travel agencies on a low-cost license agreement basis. Fare Buzz was an economical solution to put us in the internet booking business in a short period of time through a seamless, transparent interface with their booking engine.

As cruise and vacation packages are popular and carry higher commission rates compared to air, cars, and hotels, our initial travel website will also offer cruise and vacation products, as well as travel promotions through our affiliation with Passport Online.

Passport Online (via its travel software system “VacationPort”) also has marketing tools that would allow us to create email marketing campaigns around a database of travel promotions. This feature could prove to be very useful to us in our initial development stage to promote products and draw users to our site, in the absence of a marketing budget. Branded products (travel contracts purchased directly from travel providers at a discount, marketed and sold as a travel agency’s own product) are planned to be added in stage III, as travel supplier relationships are established and expanded.

Many factors are planned to be put in place to distinguish us from other on line travel agencies, including, our easy to find and use travel site, low fares, and easy access to live customer support .In addition, we plan to market and sell an end-to-end travel website solution to other travel agencies, in an attempt to set us apart from other travel agencies and consolidators, as we believe no other travel company is currently offering such a product. We plan to develop and offer our proposed travel website solution to travel agencies in the U.S. initially and worldwide ultimately through an affiliation with our website design company, “WebQuarter Design”.

We believe that WebQuarter has the technical expertise and working knowledge of the travel industry to provide us website design, maintenance, and site promotion services, through all phases of our development.

The website solution would be modeled after our own stage II travel site, which is planned to be a custom travel website with our own internet booking engine (IBE) that interfaces with multiple Global Distribution Systems (GDS - an international software reservation system that allows qualified travel companies access to air fares and schedules and travel suppliers. Revenues from this additional product line would be generated in the form of license fees from user agencies.

The market for this product is anticipated to be scalable as many travel agencies do not have their own travel website or interface with travel sources that can be attained in a short period of time at a low cost. .

Revenues for air, hotels, and cars will be derived in the form of commissions and markups on the Consolidator‘s fares. Revenues on cruises, tours, and vacation packages are to be earned as commissions directly from our selected travel suppliers. Revenues are expected to be minimal as there are no marketing funds to draw users to the site during our initial stage of operation. Markups are determined strictly by us, and our markups will be changed at any time to adjust to market conditions.

Competition

Coupled with the increasing utilization of internet travel booking and sophisticated travel automation and marketing systems, there appears to be opportunity for new internet-based travel companies with the capital and ability to leverage technology, to aggregate and distribute travel products for source travel providers for the foreseeable future.

Although the on line travel industry is dominated by big players such as Expedia, Priceline, Orbitz, and Travelocity, we see an opportunity in a market for a one-stop-shop travel company, equipped with the proper technology, marketing, and management, to generate significant revenues and investor returns. Unlike many major online competitors, our travel website will be easy to find, easy to use, and supported by easy to contact travel-experienced professionals for travel planning.

Our other direct competitors are U.S.-based travel agencies. Since 9/11 many travel agencies have closed and home-based businesses have increased. Medium-sized agencies are consolidating or joining consortiums. We believe that our planned ability to provide adequate capital and leverage technology to provide best prices and services to our customers will allow us to compete with other small to mid-size travel agencies.

Employees

Mr. Thompson is currently our only employee, and we will depend on his ability to execute our plan through our initial development stage. Specifically, no salaried employees will be engaged during this period. Moreover, no salary is planned to be paid to the founding principal or any other employees until growth capital would be raised in subsequent development stages and cash flow from operations allow it.

In our initial development stage, for customer service and call in sales, we plan to utilize a single home-based travel agent who will be compensated on a contract basis from any bookings created exclusively by the agent on an equal commission split.

MANAGEMENT DISCUSSION AND ANALYSIS

The following information specifies certain forward-looking statements of management of the Company.  Forward-looking statements are statements that estimate the happening of future events are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.

To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview

We were incorporated in Texas on November 17, 2006 to enter the on line travel industry and establish a large scale, full service, on line travel company. Our core business is to provide leisure travel products to other travel agencies, the public, and to corporate travelers via our branded travel website and planned operation as an ARC-accredited travel agency (Airline Reporting Corporation - oversees the tracking and payment from travel agency to airline, originally created by the airlines to distribute their products). Gene Thompson, our founding principal and sole officer and director, has an operational background in the hospitality industry, and he has done extensive research on the travel industry and has gained working knowledge in travel agency operations in the year prior to developing Trip Tech.

The financial statements included elsewhere in this prospectus have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation as a going concern.  However, we have not generated any operating revenue, expect to generate operating losses during some or all of our planned development stages, and have a negative cash flow from operations, which raises substantial doubt about our ability to continue as a going concern. In view of these matters, our ability to continue as a going concern is dependent upon our ability to meet our financial requirements, raise additional capital, and the success of our future operations.

Plan of Operations

During the next twelve to thirty six months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

Stage I - Corporate Formation / Branded Website Design & Installation

We are presently in our first stage of development. This phase is estimated to be completed in the next twelve months. During this time, we are establishing our corporate existence as a publicly held corporation, raising founder capital, and designing/installing a functional “branded” travel website. Our initial travel website, www.triptechfares.com, was officially launched on May 10, 2007. It offers air, hotel, and car fares to other travel agencies and directly to the public through a transparent interface with a tier I travel consolidator (Fare Buzz) that provides the product and booking engine. Also, cruises, vacation packages, tours, and travel promotions will be offered through our affiliation with Passport Online and its electronic leisure travel research, shopping, and marketing program, “VacationPort”.

WebQuarter Design, our proposed web development partner to develop our website solution for sale , has been contracted to design and install our initial branded travel website and interface with Fare Buzz’s booking engine. Work began on the project in early January 2007, and it is on target to be completed in May 2007. The cost of the project is a fixed fee of $ 5,000, with $ 3,000 paid on the signing of the agreement, and the balance of $2,000 due at product launch. The website will be copyrighted, and the site along with all related materials will be the property of Trip Tech.

This phase of our development is designed to attract a modest level of business aimed at reaching a breakeven and to create customer awareness of Trip Tech as a branded on line travel company. The development budget for the design, installation, and operation of our initial website for the first twelve (12) months of operation is estimated to be $ 30,250, which is being provided by our founding principal and shareholders. A breakdown of the estimated development costs for our initial website design and installation, and 12 months of operation are as follows:

•	Design/Installation of travel website and interface with Fare Buzz	$ 5,000
•	License agreement with Fare Buzz	250
•	Website support and communication services set up	300
	(URL, 800 #, internet service, web host server
•	Website monthly operating cost ($ 250 x 12)	3,000
•	Logo and tag line design	500
•	Cruise product access and interface with Trip Tech website	1,200
	($ 549 annual fee + $150 set up fee + $ 500 interface fee)
•	Legal & accounting costs	20,000

	Total	$ 30,250

Under this revenue model, we will operate as an agent for our consolidator selling fares to other agencies and the public via our initial travel website. Revenues for air, hotels, and cars will be derived in the form of commissions and markups on our Consolidator’s fares Revenues on cruises, tours, and vacation packages are earned in commissions directly from our selected travel suppliers. Revenues are expected to be minimal as there are no marketing funds to draw users to the site during this stage of operation.

Markups are determined strictly by us, and we will change our markups from time to time to adjust to market conditions. In an attempt to maximize revenues, we plan to feature higher ticket travel products, such as international air, business and first class fares, cruises, and vacations packages in specials displayed and accessed on our website homepage. Marketing in our first stage is planned to primarily be word-of-mouth to business associates, family and social acquaintances, and by email campaigns to travel agencies and the public. We expect to operate at a loss during our initial development/operating period.

Office space, equipment, and administrative services will be provided by our accounting firm. No salaried employees will be engaged during this period. Our founding principal will be the Company’s only officer, and he will provide the resources to execute our plans in this phase of operation. No salary is planned to be paid to the founding principal or any other employees until growth capital would be raised in planned subsequent development stages and cash flow from operations allow it.

For customer service and call in sales, we plan to utilize a single home-based travel agent who will be compensated on a contract basis from any bookings created exclusively by the agent on an equal commission split. We will provide our home-based agent with an 800 phone line and internet service to access our website for sales to the agent’s customers and be available to all customers for customer service. Customer service is expected to be minimal during this stage due to the automated nature of the website and the anticipated low level of site usage.

Stage II - Custom Technical Platform & ARC-Agency Acquisition

Contingent on the successful completion of stage 1 and a proposed capital raise to finance our planned activities, in our second stage, we plan to aggressively expand our operation and business. This phase of development is planned to be completed in 12 to 18 months. Our expansion would be accomplished by acquiring an ARC-based travel agency, adding a travel-experienced management team with existing relationships with global travel providers, and upgrading our technology platform geared to aggregating and distributing travel products on a large scale basis. We intend to seek ARC-accredited (Airline Reporting Corporation - oversees the tracking and payment from travel agency to airline, originally created by the airlines to distribute their products) agencies operating around a breakeven that can be acquired at a bargain price, expanded profitably, and have management capable of assisting in our remaining development stages and growth plan.

Revenues and earnings are anticipated to rise significantly during phase II as, (1) marketing funds would be expended to draw users to the site and call-ins to the ARC agency, and (2) our upgraded technology platform would generate additional revenues from aggregated sources and allow a high volume of transactions in an automated process while containing overhead. Revenues would be derived from markups on all fares. Capital requirements are estimated to be approximately $ 300,000 and would be allocated as follows:

•	Design and installation of upgraded technical platform	$ 175,000

•	Acquisition of ARC agency	50,000
•	Office/communication equipment	25,000
•	On line marketing systems	50,000

	Total	$ 300,000

Stage III - Branded Travel Products, Travel Website Solution, and Corporate Distribution Channel

Contingent on the successful completion of stage 2 and raising the necessary capital, we plan to enter into our third and final development period. During our final stage, we plan to upgrade our business model and concentrate on creating and expanding strategic relationships directly with travel suppliers that would us to offer our own branded products. In addition, we plan to establish a business to corporate distribution channel. As a retailer, we plan to buy contracts from travel vendors in bulk and at discounts that would allow lower fares to be offered to our customers, potentially increase our volume and margins. In partnership with WebQuarter we hope to market a full service web site solution to other travel agencies, and earn license fees or royalties.

Capital requirements are estimated to be $ 1.2 million for this phase of operation and would be allocated as follows:

•	Branded product development	$ 100,000
•	Travel site development/marketing	1,000.000
•	Corporate channel development	100,000

	Total	$ 1,200,000

Results of Operations

For the period from inception through February 28, 2007, we had no revenue. Expenses for the period totaled $18,822 resulting in a loss of $18,822. Expenses of $18,822 for the period consisted entirely of general and administrative costs.

Capital Resources and Liquidity

As of February 28, 2007 we had $76,428 in cash. Our general and administrative expenses are expected to average less than $3,000 per month for the next 12 months. As of February 28, 2007 we received a total of $94,750 from financing activities from the sale of shares by us pursuant to an exemption from registration at Regulation D Rule 506 of the Securities Act of 1933.

We believe we can satisfy our cash requirements for the next twelve months with our current cash and expected revenues. However, completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our profit, revenue, and growth goals.

We anticipate that our operational, and general & administrative expenses for the next 12 months will total approximately $ 30,000. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant changes in the number of employees. If financing is received, we may add additional management and customer service personnel. However, we do not intend to increase our staff until such time as we can raise the capital or generate revenues to support the additional costs. At this time we have not entered into any agreements or negotiations with a sales and marketing entity to undertake marketing for us. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we would incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from the sale of our internet-based leisure travel products and services to cover our operating expenses.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Revenue Recognition

Trip Tech recognizes revenue when commissions are paid.

DESCRIPTION OF PROPERTY

Our property consists of office space located at 12841 Jones Road, Suite 208, Houston, Texas 77070. Currently, this space is sufficient to meet our needs; however, if we expand our business to a significant degree, we will have to find a larger space. We use such space for no charge from our accounting firm. Currently, this space is sufficient to meet our needs; however, if we expand our business to a significant degree, we will have to find a larger space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 57 shareholders of both our common stock.

Rule 144 Shares

As of May 11, 2007 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After November 17, 2007, the 8,000,000 shares issued to Gene Thompson will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After December 2007, the 2,190,000 shares of our common stock held by the fifty-six shareholders who purchased their shares in the Regulation D 506 offering by us will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 240,000 shares of our common stock as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Summary Compensation Table

Compensation of Executive Officers

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal year ended February 28, 2007 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Gene Thompson President, Chief Executive Officer and Director	2006	$0	0	8,000,000	0	0	0	0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through February 28, 2007.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during fiscal year ending February 28, 2007, by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

TRIP TECH, INC.

(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	22	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	23	BALANCE SHEET AS OF FEBRUARY 28, 2007

PAGE	24	STATEMENT OF EXPENSES FOR THE PERIOD FROM NOVEMBER 17, 2006 (INCEPTION) TO FEBRUARY 28, 2007

PAGES	25	STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM NOVEMBER 17, 2006 (INCEPTION) TO FEBRUARY 28, 2007

PAGE	26	STATEMENT OF CASH FLOWS FOR THE PERIOD FROM NOVEMBER 17, 2006 (INCEPTION) TO FEBRUARY 28, 2007

PAGES	27-28	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Trip Tech, Inc.
(a development stage company)
Houston, Texas

We have audited the accompanying balance sheet of Trip Tech, Inc. as of February 28, 2007, and the related statement of expenses, stockholder’s equity and cash flows for the period from inception (November 17, 2006) through February 28, 2007. These financial statements are the responsibility of Trip Tech's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Trip Tech, Inc. as of February 28, 2007, and its results of operations and cash flows for the period from inception (November 17, 2006) through February 28, 2007, in conformity with accounting principles generally accepted in the United States of America.

May 7, 2007

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

TRIP TECH, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
February 28, 2007

ASSETS

Assets
Cash	$76,428

TOTAL ASSETS	$76,428

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$500
Total Current Liabilities	500

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 shares issued and outstanding as of February 28, 2007	--
Common stock, $.001 par value, 120,000,000 shares authorized, 10,190,000 shares issued and outstanding	10,190
Additional paid in capital	84,560
Deficit accumulated during the development stage	(18,822)
Total Stockholders’ Equity	75,928

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,428

See accompanying summary of accounting policies
and notes to financial statements

TRIP TECH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF EXPENSES
Period from November 17, 2006 (Inception) Through February 28, 2007

General and administrative	$18,822

Net loss	$(18,822)

Net loss per share:
Basic and diluted	$(0.00)
Weighted average shares outstanding:
Basic and diluted	9,857,573

See accompanying summary of accounting policies
and notes to financial statements

TRIP TECH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Period from November 17, 2006 (Inception) through February 28, 2007

	Common Stock		Additional	Deficit accumulated during the development
:	Shares	Amount	paid in capital	stage	Total
Issuance of Common Stock to
- Founder for $.005 per share at inception for cash	8,000,000	$8,000	$32,000	$-	$40,000
- Investors at $.025 per share for cash	2,190,000	2,190	52,560	-	54,750
Net loss	-	-	-	(18,822)	(18,822)
Balance, Feb., 28, 2007	10,190,000	$10,190	$84,560	$(18,822)	$75,928

See accompanying summary of accounting policies
and notes to financial statements

TRIP TECH, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from November 17, 2006 (Inception) Through February 28, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss accumulated during the development stage	$(18,822)
Changes in operating liabilities:
Accounts payable	500
NET CASH USED IN OPERATING ACTIVITIES	(18,322)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	94,750

NET CHANGE IN CASH	76,428
Cash balance, beginning	-
Cash balance, ending	$76,428

SUPPLEMENTAL DISCLOSURES:
Interest paid	$-
Income taxes paid	-

See accompanying summary of accounting policies
and notes to financial statements

TRIP TECH, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Organization and Business: Trip Tech, Inc. was incorporated in Texas in November 17, 2006 to operate in the travel service industry. Trip Tech is currently completing its initial branded travel website to sell various leisure travel products in connection with its agreements and technical platform interfaces with a travel consolidator, Fare Buzz, and travel shopping network, Passport Online/VacationPort. Trip Tech’s fiscal year ends November 30, 2007.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Revenue Recognition: Trip Tech recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when commissions are paid.

Income Taxes: Trip Tech recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Trip Tech provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share: Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Recent Accounting Pronouncements: Trip Tech does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Trip Tech’s results of operations, financial position or cash flow.

NOTE 2 - COMMON STOCK

In November 2006, Trip Tech sold 8,000,000 shares of common stock at $.005 to its founder, Gene Thompson for $40,000 cash.

From November 2006 to December 2006, Trip Tech sold 2,190,000 shares of common stock to individuals at $.025 per share for $54,750 cash.

NOTE 3 - INCOME TAXES

Trip Tech uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2007, Trip Tech incurred a net loss and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $18,822 at February 28, 2007, and will expire in the year 2027.

At February 28, 2007, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$2,823
Less: valuation allowance	(2,823)

Net deferred tax asset	$0

NOTE 4 - COMMITMENTS

Trip Tech’s principal office is in the office of one of its vendors pursuant to a verbal agreement on a rent-free month-to-month basis.

TRIP TECH, INC.
2,190,000 SHARES OFCOMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The General Corporation Law of Texas provides that directors, officers, employees or agents of Texas corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Texas Corporate Law. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Texas Law. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$1.68
Federal Taxes	0
State Taxes and Fees	0
Transfer Agent Fees	0
Accounting fees and expenses	10,000
Legal fees and expense	10,000
Blue Sky fees and expenses	0
Miscellaneous	0
Total	$20,001.68

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated in the State of Texas on November 17, 2006 and 8,000,000 shares of common stock were issued Gene Thompson for $40,000. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued to these individuals as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Thompson had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2006, we completed a Regulation D Rule 506 offering in which we sold 2,190,000 shares of common stock to 56 investors, at a price per share of $.025 for an aggregate offering price of $54,750. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Jesse Beaty	40,000
Carly Bernhardt	40,000
Faye Boyce	40,000
Allison Brigance	40,000
Calynn Brigance	40,000
Peter Brunson	40,000
Rosemary Brunson	40,000
Amanda Certain	40,000
Robert W. Christian, Sr.	40,000
Robert Christian, Jr.	40,000
Terry L Clark	40,000
Robert R. Cook	40,000
Robert Alexander Dow	40,000
Sarah Esselborn	40,000

Laura Lee Etheridge	40,000
Alan R Filson	40,000
Erin Filson	40,000
Phyllis A. Fonseca	40,000
Mark Ford	40,000
Christopher Nolan Francis	40,000
Connie Gonzales	40,000
Jerome E Gonzales	40,000
David Lane Gregory	40,000
Glenda Louise Brigance Gregory	40,000
Randy Greiner	40,000
Jack Harris	40,000
Charles C Hunsinger	40,000
Drew Johnson	40,000
Jillaina D Kennedy	30,000
Matthew Marek	40,000
Tanya Marek	40,000
Donald C May	40,000
Jodie Morris	40,000
Justin Morris	40,000
Holly Morrison	40,000
Mary Francis Moss	40,000
Sarah Ann Philips	40,000
Colliny Pippin	40,000
Stephanie J Poynter	40,000
Colin Pscheidt	40,000
Maria Raggio	20,000
Paul N Rice	40,000
George Saab, Jr.	40,000
Michael Sanford	40,000
Erica Schultz	40,000
Doreen Sere	40,000
Jim Sere	40,000
Anabella Smith	20,000
Stacey Talan	40,000
Glenn Verret	40,000
Casie Waddell	40,000
Jessica Walsh	40,000
David E Williams	40,000
CRG Assets	40,000
BGlass	40,000
Champions Financial	40,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in February 2006 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
21	Subsidiaries
23.1	Consent of Malone & Bailey, PC
23.2	Consent of Counsel, as in Exhibit 5.1

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on May 14, 2007.

By:	/s/ Gene Thompson
GENE THOMPSON
President, Chief Executive Officer,
Chief Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gene Thompson, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Gene Thompson	President, Chief Executive Officer,
	Gene Thompson	Chief Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors

May 14, 2007